EXHIBIT 99.1

[CENTRAL GARDEN & PET COMPANY LOGO]

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.299.7495

CENTRAL GARDEN & PET ACQUIRES ENERGY SAVERS UNLIMITED

•    Leading Brand in Specialty Lighting Systems for Aquariums

•    Strengthens Central’s Aquatics Strategy

LAFAYETTE, CALIFORNIA, August 31, 2004 – Central Garden & Pet Company (NASDAQ: CENT) announced today the acquisition of substantially all of the assets of Energy Savers Unlimited, Inc. (“ESU”) for a total cash consideration of approximately $34 million.

Based in Southern California, ESU is the market leading U.S. supplier of high intensity and specialty lighting to aquatics, reptile and avian hobbyists. ESU also markets and sells a broad range of reptile, marine, freshwater and avian accessories and consumables to hobbyists and enthusiasts under its proprietary brand names including: “Energy Savers,” “Coralife,” “Pondlife” and “Birdlife.”

“ESU is a leader in its product categories with a strong history of innovative new products and technology,” said Glenn Novotny, President and Chief Executive Officer of Central. “The acquisition of ESU further leverages our leadership position in aquariums, adding a third premium consumable and accessory supplier to our aquatics portfolio.”

ESU joins Central’s leading portfolio of aquatic brands and products which now includes:

•	All-Glass and Oceanic – The industry leaders in aquariums, terrariums, furniture and related lighting systems. These brands market and sell high-end aquariums and kits to the pet specialty and mass channel and, Oceanic recently launched a patent pending line of Oceanic Natural Sea Salt Mix.

•	Kent Marine – A leading manufacturer and supplier of saltwater aquarium supplements and conditioners.

•	Interpet – A leading innovator, manufacturer and supplier of branded aquatic and pond products including environmental care and filtration systems, ornaments and book titles based in the United Kingdom.

•	Energy Savers Unlimited – A leading supplier of sophisticated aquarium lighting systems and environmental controls and conditioners.

In 2003, ESU net sales were approximately $20 million. The transaction is consistent with Central’s previously stated acquisition criteria of 5-to-7 times trailing 12 months operating income and is expected to be neutral to earnings for the fiscal year ending September 2004. Central may be required to pay additional cash consideration over the next year, contingent upon the actual earnings of the acquired business. Central will provide the anticipated fiscal year 2005 earnings contribution from ESU when it provides its fiscal year 2005 consolidated outlook in late October or early November.

Mr. Novotny concluded, “We continue to make great progress expanding our portfolio of leading innovative products to our customers. ESU’s recognized brands, history of innovation, customer focus and strong financial performance represent an excellent fit into the Central family of branded products. We are excited that Omer Dersom, the founder of ESU, and his team will be joining us and look forward to working together.”

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Rebel, Lofts, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews

Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and Herbert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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